Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-151292) of CONSOL Energy Inc. and in the related Prospectus and Registration Statements Form S-8 (File No. 333-126057, File No. 333-126056, File No. 333-113973 and File No. 333-87545) of CONSOL Energy, Inc. of our reports dated February 17, 2009 (except for SFAS 160 Adoption in Note 1, as to which the date is June 19, 2009), with respect to the consolidated financial statements and schedule of CONSOL Energy, Inc., included in this Current Report on Form 8-K, and our report dated February 17, 2009 with respect to the effectiveness of internal control over financial reporting of CONSOL Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania

June 26, 2009